Contact:     W. E. Keslar
                                        Don H. Herring
                                        (412) 433-6870


FOR IMMEDIATE RELEASE

          USX CORPORATION REPORTS DECLINE IN FOURTH QUARTER
      AND 1998 U. S. STEEL GROUP RESULTS DUE TO RECORD IMPORTS
                     Earnings Highlights
         (Dollars in millions except per share data)
                                  4Q       4Q
                                 1998     1997    1998    1997
Net income adjusted for special
items                             $59     $141    $315    $417
 - per diluted share             $.63    $1.52   $3.40   $4.51
Net income                        $76     $152    $364    $452
Net income per diluted share     $.81    $1.64    $3.92  $4.88

Revenues                       $1,357   $1,838  $6,283  $6,941

      PITTSBURGH, January 22, 1999 -- USX-U. S. Steel Group

(NYSE: X) reported fourth quarter 1998 adjusted net income of

$59 million, or 63 cents per diluted share, compared to $141 million, or $1.52 per diluted share in the fourth quarter

1997.  Revenues were $1.4 billion in fourth quarter 1998

compared to $1.8 billion in the same period of 1997.

      U. S. Steel Group recorded fourth quarter 1998 net

income of $76 million, or 81 cents per diluted share.

Results included a $23 million aftertax reduction to interest expense as a result of adjusting the carrying value of

indexed debt (see note 2 to the attached U. S. Steel Group

statement of operations), partially offset by a $6 million

aftertax charge related to a voluntary early retirement

program.  Fourth quarter 1997 net income of $152 million, or

$1.64 per diluted share, included a gain on the sale of a

plate mill and a reduction to interest expense related to

indexed debt.  The favorable aftertax effect of these special items was $11 million.

      Fourth quarter 1998 segment income for U. S. Steel

operations was $29 million, or $ 12 per ton, which included a

$10 million pretax charge related to a voluntary early

retirement program.  Fourth quarter 1997 income for U. S.

Steel operations was $208 million, or $70 per ton, which

included a $15 million gain on the sale of a plate mill.

Fourth quarter 1998 results were negatively impacted by the

combined effects of a dramatic increase in imported steel and the decline in demand for tubular products, resulting in

lower average realized prices and a 21 percent decline in U.

S. Steel's fourth quarter shipments.  Shipments in fourth

quarter 1998 were 2.3 million net tons, compared to 3.0

million net tons in fourth quarter 1997. In response to

market conditions, operating levels were reduced to a less

efficient 76 percent of raw steel capability in fourth

quarter 1998, versus 99 percent in the comparable 1997

quarter.

      For the year 1998, U. S. Steel Group net income

adjusted for special items was $315 million, or $3.40 per

diluted share, compared to $417 million, or $4.51 per diluted share in 1997.  Revenues in 1998 were $6.3 billion compared

with $6.9 billion in 1997.

      For the year 1998, the U. S. Steel Group recorded net

income of $364 million, or $3.92 per diluted share, which

included the following special items:  favorable effects of

indexed debt adjustments; blast furnace insurance litigation recoveries; a favorable foreign tax adjustment; and a charge for the voluntary early retirement program.  The net

favorable aftertax effect of these special items was $49

million.  For the year 1997, the U. S. Steel Group recorded

net income of $452 million, or $4.88 per diluted share, which included the following special items: blast furnace insurance recoveries; a gain on the plate mill sale; favorable effects of indexed debt adjustments; and unfavorable environmental

accrual adjustments.  The net favorable aftertax effect of

these special items was $35 million.

      Segment income for l998 for U. S. Steel operations was

$330 million, or $31 per ton, on shipments of 10.7 million

net tons.  These results included approximately $30 million

for the blast furnace insurance litigation recoveries and a

$10 million charge for the voluntary early retirement

program.  This compares with 1997 income for U. S. Steel

operations of $618 million, or $53 per ton, on shipments of

11.6 million net tons.  These 1997 results included $40

million in blast furnace insurance recoveries, a $15 million gain on the plate mill sale, and a net charge of $9 million

for environmental accrual adjustments.

      Commenting on the l998 results, USX Board Chairman

Thomas J. Usher said, "During the first half of l998, the U.

S. Steel Group achieved solid financial results comparable to the record 1997 pace.  However, in mid-l998 imported steel,

including unprecedented volumes at predatory prices, began

flooding U. S. markets.  As a result, the Group's shipments,

average steel prices and operating levels suffered

dramatically throughout the remainder of the year."

      In an attempt to stem the tide of imports, U. S. Steel

joined an industry-labor coalition and filed trade cases for hot rolled products against Japan, Russia and Brazil in

September.  "As a result of this action," added Usher, "the

U. S. International Trade Commission (ITC), in its

preliminary determination, found the domestic steel industry was being threatened with material injury as a result of

imports of hot-rolled carbon sheet products from these three countries.  This preliminary determination of injury is

subject to further investigation by the ITC and U.S.

Department of Commerce.  In addition, the Department of

Commerce is expected to announce its preliminary

determination on anti-dumping duties on February 12, l999."

      In early January 1999, the Clinton Administration sent

a congressionally mandated report to Congress outlining its

plan for responding to the increase in steel imports.  "Unfortunately,

the Administration's Plan was extremely disappointing and fell far short of what will be required to rectify the import

crisis and the extreme hardship it is imposing on the

domestic steel industry, its workers and their communities,"

said Usher.  "Through the coalition, we will continue to work with the Administration and Congress in seeking immediate

actions to restore fair trade."

      Added Usher, "The flood of imports caused U. S. Steel

to curtail production to less efficient levels at all

locations in the fourth quarter.  One blast furnace remained idle at Gary Works.  Raw steel production at the Mon Valley

and Fairfield Works continued at levels well below

capability.  In addition, sections of the plant were idled at

Fairless Works and one of five taconite pellet production

lines in Minnesota was idled."

      To reduce costs, a voluntary early retirement program

was offered to certain nonunion employees in November.  Based on the acceptance by approximately 400 employees, a $10

million pretax charge was recorded in fourth quarter 1998

results.  Most of the retirements will occur by March 31,

1999.

      Looking ahead, Usher said, "It is uncertain at this

time how soon the import crisis will be resolved.  Steel

consumption in the U.S. remains strong entering 1999.  With

current world conditions, the import problem is far broader

than hot-rolled products from three countries and we continue to evaluate new trade cases against these and other nations

covering a number of products."

                           ******

      Statements of Operation and Supplemental Statistics for

the U. S. Steel Group and a Consolidated Statement of

Operations for USX Corporation are attached.



                 U. S. STEEL GROUP OF USX CORPORATION
                  STATEMENT OF OPERATIONS (Unaudited)
                 ------------------------------------
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
------------------------------------------------------------------------------
REVENUES:
 Sales                                          $1,342  $1,779  $6,184   $6,814
 Income from affiliates                              -      30      46       69
 Gain on disposal of assets                         15      29      54       57
 Other income (loss)                                 -       -      (1)       1
                                                ------  ------  ------   ------
   Total revenues                                1,357   1,838   6,283    6,941
                                                ------  ------  ------   ------

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      1,207   1,487   5,410    5,762
 Selling, general and administrative
  expenses (credits)                               (51)    (37)   (201)    (137)
 Depreciation, depletion and amortization           63      78     283      303
 Taxes other than income taxes                      43      58     212      240
                                                ------  ------  ------   ------
   Total costs and expenses                      1,262   1,586   5,704    6,168
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                              95     252     579      773
Net interest and other financial costs             (18)     17      42       87
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES                         113     235     537      686
Provision for estimated income taxes                37      83     173      234
                                                ------  ------  ------   ------
NET INCOME                                          76     152     364      452
Noncash credit from exchange of preferred stock      -       -       -       10
Dividends on preferred stock                        (2)     (3)     (9)     (13)
                                                ------  ------  ------   ------
NET INCOME APPLICABLE TO STEEL STOCK               $74    $149    $355     $449
                                                ======  ======  ======   ======

STEEL STOCK DATA:
 Net income per share
   - Basic                                        $.83   $1.74   $4.05    $5.24
   - Diluted                                       .81    1.64    3.92     4.88

 Dividends paid per share                          .25     .25    1.00     1.00

 Weighted average shares, in thousands
   - Basic                                      88,354  86,285  87,508   85,672
   - Diluted                                    95,613  94,274  94,943   94,203








The following notes are an integral part of this financial statement.

                 U. S. STEEL GROUP OF USX CORPORATION
                 SELECTED NOTES TO FINANCIAL STATEMENT
                --------------------------------------


1.The statement of operations of the U. S. Steel Group includes the results of operations for the businesses of USX other than businesses included in the Marathon Group and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2.In December 1996, USX issued $117 million of debt (notes) indexed to the common stock price of RTI International Metals, Inc. (RTI) (formerly RMI Titanium Company). At maturity in February 2000, USX must exchange these notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI is attributed to the U. S. Steel Group, the indexed debt is also attributed to the U. S. Steel Group.

  Generally accepted accounting principles require that indexed debt be reported at the settlement value. Quarterly adjustments to the carrying value of this indexed debt result in noncash charges or credits to interest and other financial costs.

  Net interest and other financial costs included credits of $37 million and $4 million in the fourth quarter of 1998 and 1997, respectively, as a result of the quarterly adjustments in the carrying value of indexed debt. For the years 1998 and 1997, such adjustments were credits of $44 million and $10 million, respectively.

  USX holds a 26% interest in RTI and accounts for this investment under the equity method of accounting. Changes in the market value of USX's investment in RTI generally offset changes in the settlement value of the indexed debt. However, under the equity method of accounting, USX cannot recognize in income these corresponding changes in the market value of its investment in RTI. Such changes will be realized upon disposition of this investment.

  The charges or credits to income resulting from indexed debt adjustments affect the comparability of financial results from period to period. Therefore, USX discusses separately the effects of indexed debt adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating financial performance.

              U.S. STEEL GROUP OF USX CORPORATION
              SUPPLEMENTAL STATISTICS (Unaudited)
              -----------------------------------
                        ($ in Millions)

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
                                                 1998  1997(e)   1998   1997(e)
                                                ------  ------  ------   ------
REVENUES                                        $1,357  $1,838  $6,283   $6,941

INCOME FROM OPERATIONS

   U. S. Steel Operations(a)                       $29    $208    $330     $618
   Unallocated:
    Pension credits                                 93      78     373      313
    Administrative expenses                        (4)      (7)    (24)     (33)
    Costs related to former business activities(b)(23)     (27)   (100)    (125)
                                                  ----    ----    ----     ----
 Total U. S. Steel Group                           $95    $252    $579     $773

PENSION COSTS INCLUDED IN U. S. STEEL OPERATIONS   $54     $44     $187    $169

CAPITAL EXPENDITURES                               $82     $85    $310     $261

OPERATING STATISTICS

 Steel Shipments (c)                             2,342   2,973  10,686   11,643
 Raw Steel-Production (c)                        2,440   3,193  11,214   12,350
 Raw Steel-Capability Utilization (d)            75.6%   99.0%   87.6%    96.5%

------------

      (a) Includes the production and sale of steel products, coke and taconite pellets; domestic coal mining; the management of mineral resources; engineering and consulting services; and equity income from joint ventures and partially-owned companies, such as USS/Kobe Steel Company, USS-POSCO Industries, PRO-TEC Coating Company, Transtar, Inc., and RTI International Metals, Inc. (formerly RMI Titanium Company). Also includes results of real estate development and management, and leasing and financing activities.

      (b)  Includes other postretirement benefit costs and
      certain other expenses principally attributable to
      former business units of the U. S. Steel Group.  1997
      results included charges of $9 million related to environmental accruals and the adoption of SOP 96-1.

      (c)  Thousands of net tons.

      (d)  Based on annual raw steel production capability of
      12.8 million tons.

      (e) Certain 1997 amounts have been reclassified to conform to 1998 classifications.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            1998    1997    1998     1997
--------------------------------------------------------------------------------
REVENUES:
Sales                                           $6,659  $5,650  $27,887 $22,375
Dividend and affiliate income                       13      44       96     105
Gain on disposal of assets                          24      37       82      94
Gain on ownership change in Marathon Ashland
                         Petroleum LLC               -       -      245       -
Other income                                         4       3       25      14
                                                ------  ------  ------   ------
   Total revenues                                6,700   5,734  28,335   22,588
                                                ------  ------  ------   ------

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      4,947   4,095  20,712   16,047
 Selling, general and administrative expenses       71      55     304      218
 Depreciation, depletion and amortization          303     245   1,224      967
 Taxes other than income taxes                   1,061     786   3,998    3,178
 Exploration expenses                              110      60     313      189
 Inventory market valuation charges                245     147     267      284
                                                ------  ------  ------   ------
   Total costs and expenses                      6,737   5,388  26,818   20,883
                                                ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                      (37)    346   1,517    1,705
Net interest and other financial costs              53      75     279      347
Minority interest in income (loss) of Marathon
 Ashland Petroleum LLC                             (33)      -     249        -
                                                ------  ------  ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                               (57)    271     989    1,358
Provision (credit) for estimated income taxes      (47)     81     315      450
                                                ------  ------  ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS           (10)    190     674      908
                                                ------  ------  ------   ------
DISCONTINUED OPERATIONS:
 Loss from operations (net of income tax)            -       -       -       (1)
 Gain on disposal (net of income tax)                -      81       -       81
                                                ------  ------  ------   ------
INCOME FROM DISCONTINUED OPERATIONS                  -      81       -       80
                                                ------  ------  ------   ------
NET INCOME (LOSS)                                  (10)    271     674      988
Noncash credit from exchange of preferred stock      -       -       -       10
Dividends on preferred stock                        (2)     (3)     (9)     (13)
                                                ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKS     $(12)   $268    $665     $985
                                                ======  ======  ======   ======

                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
--------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income (loss)                                $(86)    $38    $310     $456
   - Per share - basic                            (.29)    .14    1.06     1.59
            - diluted                             (.29)    .13    1.05     1.58

 Dividends paid per share                          .21     .19     .84      .76

 Weighted average shares, in thousands
   - Basic                                     301,624 288,566 292,876  288,038
   - Diluted                                   301,624 289,275 293,435  290,520

APPLICABLE TO STEEL STOCK:

 Net income                                        $74    $149    $355     $449
   - Per share - basic                             .83    1.74    4.05     5.24
            - diluted                              .81    1.64    3.92     4.88

 Dividends paid per share                          .25     .25    1.00     1.00

 Weighted average shares, in thousands
   - Basic                                      88,354  86,285  87,508   85,672
   - Diluted                                    95,613  94,274  94,943   94,203























The following notes are an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------
1. In August 1998, Marathon Oil Company (Marathon) acquired Tarragon Oil and Gas Limited (Tarragon), a Canadian oil and gas exploration and production company, for $1.1 billion. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into USX-Marathon Group Common Stock. The purchase price included cash payments of $686 million, issuance of approximately 878,000 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt. USX accounted for the acquisition using the purchase method of accounting. Results of operations include the operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998.

   During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million, which is included in 1998 revenues.

2. Effective October 31, 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the Delhi Group. The 1997 financial results of the Delhi Group have been reclassified as discontinued operations in the Consolidated Statement of Operations.

3. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

   When USX acquired the crude oil and refined product inventories associated with Ashland's RM&T operations in January 1998, a new cost basis was established for those inventories. The acquisition cost of these inventories lowered the overall average cost of the combined RM&T inventories; as a result, the price threshold at which an IMV reserve will be recorded has also been lowered. This acquisition resulted in a one-time reduction in the IMV reserve, yielding a net favorable IMV reserve adjustment in the first quarter of 1998.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


4. In December 1996, USX issued $117 million of debt (notes) indexed to the common stock price of RTI International Metals, Inc. (RTI) (formerly RMI Titanium Company). At maturity in February 2000, USX must exchange these notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI is attributed to the U. S. Steel Group, the indexed debt is also attributed to the U. S. Steel Group.

   Generally accepted accounting principles require that indexed debt be reported at the settlement value. Quarterly adjustments to the carrying value of this indexed debt result in noncash charges or credits to interest and other financial costs.

   Net interest and other financial costs included credits of $37 million and $4 million in the fourth quarter of 1998 and 1997, respectively, as a result of the quarterly adjustments in the carrying value of indexed debt. For the years 1998 and 1997, such adjustments were credits of $44 million and $10 million, respectively.

   USX holds a 26% interest in RTI and accounts for this investment under the equity method of accounting. Changes in the market value of USX's investment in RTI generally offset changes in the settlement value of the indexed debt. However, under the equity method of accounting, USX cannot recognize in income these corresponding changes in the market value of its investment in RTI. Such changes will be realized upon disposition of this investment.

   The charges or credits to income resulting from indexed debt adjustments affect the comparability of financial results from period to period. Therefore, USX discusses separately the effects of indexed debt adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating financial performance.